Exhibit 99.1

BRINKER INTERNATIONAL REPORTS THIRD QUARTER RESULTS
DALLAS (April 19, 2016) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 23, 2016.
Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 6.4 percent to $1.00 compared to $0.94 for the third quarter of fiscal 2015

•	On a GAAP basis, earnings per diluted share decreased 2.0 percent to $1.00 compared to $1.02 for the third quarter of fiscal 2015

•
Brinker International total revenues increased 5.2 percent to $824.6 million and company sales increased 5.7 percent to $805.1 million, primarily attributable to the 103 restaurants acquired with the Pepper Dining transaction in the first quarter of fiscal 2016

•	Chili’s company-owned comparable restaurant sales decreased 4.1 percent

•	Maggiano’s comparable restaurant sales increased 0.2 percent

•	Chili's franchise comparable restaurant sales decreased 1.7 percent which includes a 2.2 percent and 0.7 percent decrease for U.S. and international franchise restaurants, respectively

•	Restaurant operating margin,[1] as a percent of company sales, declined approximately 150 basis points to 17.4 percent compared to 18.9 percent for the third quarter of fiscal 2015

•
For the first nine months of fiscal 2016, cash flows provided by operating activities were $299.6 million and capital expenditures totaled $76.1 million. Free cash flow[2] was approximately $223.5 million

•	The company repurchased approximately 2.6 million shares of its common stock for $126.1 million in the third quarter and a total of approximately 5.4 million shares for $266.2 million year-to-date

•	The company declared a dividend of 32 cents per share to be paid in the fourth quarter, representing a 14.3% increase over the prior year

“While we continue to deliver strong cash flow and positive earnings growth through the year, we are disappointed in our recent sales performance,” said Wyman Roberts, chief executive officer and president. “Our focus going forward is to more aggressively invest in our brands to grow comp sales and capture market share."
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

2 Free cash flow is defined as cash flows provided by operating activities less capital expenditures.

Table 1: Q3 comparable restaurant sales
Company-owned, reported brands and franchise; percentage

	Q3 16	Q3 15
Brinker International	(3.6)	1.7
Chili’s Company-Owned[1]
Comparable Restaurant Sales	(4.1)	1.9
Pricing Impact[2]	1.1	0.8
Mix-Shift[2]	(0.3)	1.5
Traffic[2]	(4.9)	(0.4)
Maggiano’s
Comparable Restaurant Sales	0.2	0.1
Pricing Impact[2]	1.5	2.4
Mix-Shift[2]	(2.4)	(1.2)
Traffic[2]	1.1	(1.1)

Chili's Franchise[3]	(1.7)	2.5
U.S. Comparable Restaurant Sales	(2.2)	3.1
International Comparable Restaurant Sales	(0.7)	1.2

Chili's Domestic[4]	(3.6)	2.2
System-wide[5]	(3.1)	2.0

1	Chili's company-owned comparable restaurant sales includes 103 Chili's restaurants acquired from a franchisee in the first quarter of fiscal 2016.
2	Reclassifications have been made between pricing impact, mix-shift and traffic in the prior year to conform with current year classification.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
5	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance
CHILI’S third quarter company sales increased 6.1 percent to $703.5 million from $662.9 million in the prior year primarily due to an increase in restaurant capacity resulting from the acquisition of 103 Chili's restaurants on June 25, 2015, partially offset by a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates, health insurance expenses and sales deleverage, partially offset by lower incentive bonus. Restaurant expenses, as a percent of company sales, increased due to sales deleverage and higher repairs and maintenance and rent expenses. Cost of sales, as a percent of company sales, increased slightly due to unfavorable menu item mix and commodity pricing primarily related to steak, produce and chicken, partially offset by increased menu pricing and favorable commodity pricing related to burger meat, cheese and seafood.
MAGGIANO’S third quarter company sales increased 2.8 percent to $101.6 million from $98.8 million in the prior year primarily due to an increase in restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Restaurant expenses, as a percent of company sales, decreased compared to prior year due to lower advertising and utilities expenses, partially offset by higher preopening expenses. Cost of sales, as a percent of company sales, was positively impacted by increased menu pricing, favorable commodity pricing and menu item changes. Restaurant labor, as a percent of company sales, increased compared to prior year due to higher wage rates and health insurance expense.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

FRANCHISE AND OTHER revenues decreased 13.3 percent to $19.5 million for the third quarter compared to $22.5 million in the prior year driven primarily by a decrease in royalty revenues resulting from the acquisition of 103 Chili's restaurants from a former franchisee. Brinker franchisees generated approximately $346 million in sales2 for the third quarter of fiscal 2016.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $2.5 million for the quarter primarily due to depreciation on acquired restaurants, asset replacements and new restaurant openings, partially offset by an increase in fully depreciated assets.
General and administrative expense decreased approximately $5.0 million primarily due to lower performance-based compensation.
On a GAAP basis, the effective income tax rate decreased to 26.4 percent in the current quarter from 32.1 percent in the prior year quarter. The effective income tax rate decreased primarily due to lower profits and the benefits associated with the release of the valuation allowance for state tax net operating losses and the resolution of certain tax positions. Excluding the impact of special items, the effective income tax rate decreased to 30.1 percent in the current quarter compared to 31.5 percent in the prior year quarter primarily due to lower profits.

Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items
Q3 16 and Q3 15; $ millions and $ per diluted share after-tax

	Q3 16	EPS Q3 16	Q3 15	EPS Q3 15
Net Income	57.5	1.00	65.4	1.02
Other (Gains) and Charges, net of taxes[1]	2.4	0.04	(5.2)	(0.08)
Adjustment for tax items[2]	(2.6)	(0.04)	—	—
Net Income excluding Special Items	57.3	1.00	60.2	0.94

1
Pre-tax Other gains and charges includes a charge of $3.9 million and a gain of $8.5 million in the third quarter of fiscal 2016 and 2015, respectively. See footnote "b" to the consolidated statements of comprehensive income for additional details.

2
Discrete tax items result from the benefit associated with the release of the valuation allowance for state net operating losses as well as the resolution of certain tax positions which directly impacts tax expense.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statement of comprehensive income and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (April 19). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day May 17, 2016.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for the third quarter of fiscal 2016 filing on or before May 2, 2016; and
- Fourth quarter earnings release, before market opens, Aug. 11, 2016.

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 23, 2016, Brinker owned, operated, or franchised 1,647 restaurants under the names Chili’s® Grill & Bar (1,596 restaurants) and Maggiano’s Little Italy® (51 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 23, 2016	March 25, 2015	March 23, 2016	March 25, 2015
Revenues:
Company sales	$805,145	$761,736	$2,311,298	$2,166,368
Franchise and other revenues (a)	19,494	22,479	64,510	71,763
Total revenues	824,639	784,215	2,375,808	2,238,131
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	215,362	203,960	615,764	582,507
Restaurant labor	262,701	240,105	756,874	695,114
Restaurant expenses	187,216	173,611	567,049	528,047
Company restaurant expenses	665,279	617,676	1,939,687	1,805,668
Depreciation and amortization	39,050	36,599	117,335	108,213
General and administrative	30,170	35,194	95,190	100,488
Other gains and charges (b)	3,864	(8,477)	5,454	747
Total operating costs and expenses	738,363	680,992	2,157,666	2,015,116
Operating income	86,276	103,223	218,142	223,015
Interest expense	8,403	7,361	24,077	21,709
Other, net	(277)	(454)	(1,110)	(1,568)
Income before provision for income taxes	78,150	96,316	195,175	202,874
Provision for income taxes	20,648	30,889	56,772	63,403
Net income	$57,502	$65,427	$138,403	$139,471

Basic net income per share	$1.01	$1.04	$2.36	$2.19

Diluted net income per share	$1.00	$1.02	$2.33	$2.14

Basic weighted average shares outstanding	56,673	62,891	58,699	63,719

Diluted weighted average shares outstanding	57,407	64,091	59,505	65,108

Other comprehensive loss:
Foreign currency translation adjustment (c)	$(29)	$(2,847)	$(3,294)	$(7,183)
Other comprehensive loss	(29)	(2,847)	(3,294)	(7,183)
Comprehensive income	$57,473	$62,580	$135,109	$132,288

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 23, 2016	March 25, 2015	March 23, 2016	March 25, 2015
Restaurant impairment charges	$3,413	$—	$3,937	$747
(Gain) Loss on the sale of assets, net	(1,096)	—	(2,858)	1,093
Impairment of investment	1,000	—	1,000	—
Acquisition costs	120	—	700	—
Restaurant closure charges	89	76	89	1,457
Litigation	—	(8,553)	(2,032)	(2,753)
Severance	—	—	2,368	—
Impairment of liquor licenses	—	—	—	175
Other	338	—	2,250	28
	$3,864	$(8,477)	$5,454	$747

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 23, 2016	June 24, 2015

ASSETS
Current assets	$196,724	$187,224
Net property and equipment (a)	1,053,024	1,032,044
Total other assets	239,440	216,605
Total assets	$1,489,188	$1,435,873
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$3,605	$3,439
Other current liabilities	418,686	415,036
Long-term debt, less current installments	1,174,660	970,825
Other liabilities	135,899	125,033
Total shareholders’ deficit	(243,662)	(78,460)
Total liabilities and shareholders’ deficit	$1,489,188	$1,435,873

(a)
At March 23, 2016, the company owned the land and buildings for 191 of the 997 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.7 million and $108.2 million, respectively.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirty-Nine Week Periods Ended
	March 23, 2016	March 25, 2015
Cash Flows From Operating Activities:
Net income	$138,403	$139,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,335	108,213
Stock-based compensation	12,095	11,587
Restructure charges and other impairments	5,937	8,402
Net (gain) loss on disposal of assets	(633)	3,819
Changes in assets and liabilities	26,444	3,415
Net cash provided by operating activities	299,581	274,907
Cash Flows from Investing Activities:
Payments for property and equipment	(76,090)	(107,108)
Payment for purchase of restaurants	(105,577)	—
Proceeds from sale of assets	4,256	1,950
Net cash used in investing activities	(177,411)	(105,158)
Cash Flows from Financing Activities:
Purchases of treasury stock	(266,157)	(217,019)
Borrowings on revolving credit facility	256,500	442,750
Payments of dividends	(56,192)	(53,248)
Payments on revolving credit facility	(50,000)	(177,000)
Excess tax benefits from stock-based compensation	5,365	16,920
Payments on long-term debt	(2,547)	(188,758)
Proceeds from issuances of treasury stock	4,725	14,965
Payments for deferred financing costs	—	(2,501)
Net cash used in financing activities	(108,306)	(163,891)
Net change in cash and cash equivalents	13,864	5,858
Cash and cash equivalents at beginning of period	55,121	57,685
Cash and cash equivalents at end of period	$68,985	$63,543

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Third Quarter Openings Fiscal 2016	Total Restaurants March 23, 2016	Projected Openings Fiscal 2016
Company-Owned Restaurants:
Chili’s Domestic	—	933	11-13
Chili’s International	—	13	—
Maggiano’s	—	51	2
	—	997	13-15
Franchise Restaurants:
Chili’s Domestic	4	325	8-10
Chili's International	7	325	25-30
	11	650	33-40
Total Restaurants:
Chili’s Domestic	4	1,258	19-23
Chili's International	7	338	25-30
Maggiano’s	—	51	2
	11	1,647	46-55

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
(972) 770-9040

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240